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Exhibit 99.2

NEWS RELEASE
Tenet Healthcare Corporation Headquarters Office 3820 State Street Santa Barbara, CA 93105 Tel 805.563.6855 Fax 805.563.6871 http://www.tenethealth.com
Contacts:	Media:	Harry Anderson (805) 563-6816
	Investors:	Paul Russell (805) 563-7188 Diana Takvam (805) 563-6883

Tenet Prices $1 Billion Senior Notes Issue

        SANTA BARBARA, Calif.—Jan. 23, 2003—Tenet Healthcare Corporation (NYSE: THC) today announced that it has increased its previously announced offering of $500 million of debt securities to $1 billion. The company today priced the 10-year notes, issuing 7 3/8% Senior Notes due 2013 priced at 97.868%.

        The company said that it decided to upsize the bond offering instead of completing its previously announced $500 million 3-year term loan, which has been cancelled. Tenet intends to use the proceeds from this bond offering to repay the entirety of its current borrowings under its $1.5 billion revolving credit facility that matures in 2006 and for general corporate purposes.

        The covenants governing the new issue are identical to the covenants governing Tenet's other outstanding bond issues. The company said that it would alter the leverage covenant in its existing $1.5 billion revolving credit facility to conform to what would have been put into place on the $500 million 3-year term loan, had it been executed. Specifically, the leverage covenant will now be a maximum of 2.5x debt-to-EBITDA, versus the previous 3.5x maximum.

        The offering was led by Salomon Smith Barney Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc. Credit Suisse First Boston Corporation, The Bank of Nova Scotia, SunTrust Capital Markets, Inc. and UBS Warburg LLC served as co-managers in the offering.

        A shelf registration relating to this offering has been declared effective. This offering was made pursuant to a prospectus supplement to the shelf registration statement on file with the SEC.

        Copies of the prospectus settlement, when available, may be obtained from Salomon Smith Barney Inc., 388 Greenwich Street, New York, NY 10013; telephone (212) 816-6000.

        This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        Tenet Healthcare Corporation, through its subsidiaries, owns and operates 114 acute care hospitals with 27,851 beds and numerous related health care services. Tenet and its subsidiaries employ approximately 115,000 people serving communities in 16 states. Tenet's name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

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    Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

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Exhibit 99.2